SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                       ClearPoint Business Resources, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    185061108
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  June 20, 2008
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] RULE 13d-1(b)
            [X] RULE 13d-1(c)
            [ ] RULE 13d-1(d)

CUSIP NO. 185061108                                            Page 2 of 8 Pages
--------------------------------------------------------------------------------
1) Name Of Reporting Person

ComVest Capital, LLC
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b) [X]
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:

Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                  0
BENEFICIALLY  OWNED        --------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING             2,210,825 Shares
                           --------------------------------------------
PERSON  WITH               7) Sole Dispositive Power:
                              0
                           --------------------------------------------
                           8) Shared Dispositive Power:
                              2,210,825 Shares
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
   2,210,825 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 15.7% of Common
    Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

CUSIP NO. 185061108 Page                                            3 of 8 Pages
--------------------------------------------------------------------------------
1) Name of Reporting Person (entities only)

ComVest Capital Management LLC
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:

Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                               0
BENEFICIALLY  OWNED        --------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING             2,210,825 Shares

PERSON WITH                --------------------------------------------
                           7) Sole Dispositive Power:
                               0
                           --------------------------------------------
                           8) Shared Dispositive Power:
                              2,210,825 Shares
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person: 2,210,825
   Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 15.7% of Common
    Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

CUSIP NO. 185061108 Page                                            4 of 8 Pages
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

ComVest Group Holdings, LLC
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) [X]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:

Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                              0
BENEFICIALLY OWNED         --------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING             2,210,825 Shares

PERSON WITH                --------------------------------------------
                           7) Sole Dispositive Power:
                              0
                           --------------------------------------------
                           8) Shared Dispositive Power:
                              2,210,825 Shares
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
   2,210,825 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 15.7% of Common
    Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

CUSIP NO. 185061108                                            Page 5 of 8 Pages
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Michael S. Falk
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X]
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:

USA
-------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                              0
BENEFICIALLY OWNED         --------------------------------------------
                           6) Shared Voting Power:
BY EACH REPORTING             2,210,825 Shares

PERSON WITH                --------------------------------------------
                           7) Sole Dispositive Power:
                              0
                           --------------------------------------------
                           8) Shared Dispositive Power:
                              2,210,825 Shares

-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
   2,210,825 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 15.7% of Common
    Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) OO
-------------------------------------------------------------------------------

                                                               Page 6 of 8 Pages

ITEM 1(a).        Name of Issuer:

         ClearPoint Business Resources, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

         1600 Manor Drive, Suite 110
         Chalfont, PA 18914
         -------------------------------------------------------------------

ITEM 2(a).        Names of Persons Filing:

         ComVest Capital, LLC ("ComVest")
         -------------------------------------------------------------------
         ComVest Capital Management LLC ("Management")
         -------------------------------------------------------------------
         ComVest Group Holdings, LLC ("CGH")
         -------------------------------------------------------------------
         Michael S. Falk
         -------------------------------------------------------------------

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:

         One North Clematis, Suite 300
         West Palm Beach, Florida 33401
         -------------------------------------------------------------------

ITEM 2(c).        Citizenship:

         Management, ComVest and CGH are Delaware Limited Liability Companies.

         Michael S. Falk is a U.S. citizen.
         ------------------------------------------------------------------

ITEM 2(d).        Title of Class of Securities:

         Common Stock, $.0001 par value per share
         -------------------------------------------------------------------

ITEM 2(e).        CUSIP Number:  185061108

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         The reporting persons are a group for purposes of the filing of this statement.

                                                               Page 7 of 8 Pages

ITEM 4.  Ownership.

            (a) Amount beneficially owned by all reporting persons: 2,210,825 Shares
            (b) Percent of class: 15.7% of Common Stock
            (c) Number of shares as to which the reporting persons have:
                  (i) sole power to vote or to direct the vote: 0 Shares
                  (ii) shared power to vote or to direct the vote: 2,210,825 Shares
                  (iii) sole power to dispose or to direct the disposition: 0 Shares (iv) shared power to dispose or to direct the disposition: 2,210,825 Shares

ITEM 5.  Ownership of five percent or less of a class.

         If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6. Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         The reporting persons are a group for purposes of filing this Statement. See Exhibit 1 attached hereto.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 30, 2008

                                        ComVest Capital, LLC

                                        By:  ComVest Capital Management LLC,
                                             its managing member

                                        By:  /s/ Cecilio M. Rodriguez
                                             ----------------------------------
                                             Cecilio M. Rodriguez, Treasurer



                                        ComVest Capital Management LLC

                                        By:  /s/ Cecilio M. Rodriguez
                                             ----------------------------------
                                             Cecilio M. Rodriguez, Treasurer



                                        ComVest Group Holdings LLC

                                        By:  /s/ Cecilio M. Rodriguez
                                             ----------------------------------
                                             Cecilio M. Rodriguez, Treasurer



                                             /s/ Michael S. Falk
                                             ----------------------------------
                                             Michael S. Falk, Individually